Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760

WEBMD HEALTH CORP. ADOPTS STOCKHOLDER RIGHTS PLAN

New York, NY (November 2, 2011) –WebMD Health Corp. (Nasdaq: WBMD) announced today that its Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights (each, a “Right”) will be distributed as a dividend at the rate of one Right per common share to stockholders of record on November 14, 2011.

The Stockholder Rights Plan is designed to guard against inadequate or coercive takeovers and other tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Stockholder Rights Plan will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

Each Right will entitle stockholders to buy one one-thousandth of a share (a “Unit”) of Series A Junior Preferred Stock of the Company (the “Preferred Stock”) at an exercise price of $153.00. The Rights will be exercisable only if a person or group acquires beneficial ownership of 12% or more of the Company’s outstanding common stock or commences a tender or exchange offer which, upon consummation, would result in such person or group being the beneficial owner of 12% or more of the Company’s outstanding common stock. The rights also will be exercisable if a person or group that already owns 12% or more of the Company’s outstanding common stock acquires additional shares equal to 1% or more of the Company’s then outstanding common stock.

If any person or group becomes the beneficial owner of 12% or more of the Company’s common stock, then each Right not owned by such person (or certain related parties) will entitle its holder to purchase, at the Right’s then-current exercise price, Units of Preferred Stock (or, in certain circumstances, Company common stock, cash, property or other securities of the Company) having a market value equal to twice the then-current exercise price of the Right. In addition, if the Company is involved in a merger or other business combination transactions with another person after which its common stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, shares of common stock of the ultimate parent of such other person having a market value equal to twice the then-current exercise price of the Right.

The Rights expire on November 1, 2012, or earlier if redeemed by the Company or if the Stockholders Right Plan is so amended. The Company will generally be entitled to redeem the Rights at $0.01 per Right at any time until the public announcement that a person or group has acquired 12% or more of the Company’s common stock.

About WebMD

WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in other facts and circumstances affecting repurchases of our common stock. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.